Exhibit 4.1

TESORO CORPORATION
9.75% SENIOR NOTES DUE 2019
INDENTURE
Dated as of June 5, 2009
U.S. Bank National Association
Trustee

i-

-ii-

-iii-

-iv-

CROSS-REFERENCE TABLE

Trust Indenture
Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	11.03
(c)	11.03
313 (a)	7.06
(b)(2)	7.06, 7.07
(c)	7.06, 14.02
(d)	7.06
314 (a)	4.03
(a)(4)	11.04
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(e)	14.05
(f)	N.A.
315 (a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316 (a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317 (a)(1)	6.09
(a)(2)	6.09
(b)	2.04
318 (a)	11.01
(b)	11.01
(c)	11.01

N.A. means not applicable.
     This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

     INDENTURE dated as of June 5, 2009, by and among Tesoro Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined herein), and U.S. Bank National Association, as trustee (the “Trustee”).
     The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Initial Notes and the Additional Notes (as defined herein):
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.01. Definitions.
     “6 1/2% Senior Notes” means the $500.0 million aggregate principal amount of 6 1/2% senior notes due 2017 issued pursuant to the 6 1/2% Senior Notes Indenture.
     “6 1/2% Senior Notes Indenture” means that certain indenture, dated as of the 6 1/2% Senior Notes Issue Date, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee.
     “6 1/2% Senior Notes Issue Date” means May 29, 2007.
     “Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding, in each case, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.
     “Additional Notes” means 9.75% senior notes due 2019 of the Company issued in compliance with and under this Indenture after the Issue Date and having terms identical to the terms of the Initial Notes.
     “Adjusted Net Assets” of a Guarantor at any date means the lesser of the amount by which (i) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Guarantor at such date and (ii) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under such Subsidiary Guarantee), excluding debt in respect of such Subsidiary Guarantee, as they become absolute and matured.
     “Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury

Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 1, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of Section 4.11 hereof and the use of the term “Affiliates” thereunder, beneficial ownership of 10% or more of the voting securities of a specified Person shall be deemed to be control by the owner thereof.
     “Agent” means any Registrar, Paying Agent or Authenticating Agent.
     “Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the Notes on June 1, 2014 (such redemption price being described in the third paragraph of Section 3.07) plus (2) all required remaining scheduled interest payments due on such Notes through June 1, 2014 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Notes on such redemption date.
     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
     “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale/Leaseback Transaction) other than in the ordinary course of business, or any damage or loss of property resulting in the payment of property insurance or condemnation proceeds to the Company or any Restricted Subsidiary (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Sections 4.15 and 5.01 hereof and not by the provisions in Section 4.10 hereof); and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions, (a) that have a Fair Market Value in excess of $10.0 million or (b) for Net Proceeds in excess of $10.0 million; provided that the following will not be deemed to be Asset Sales: (1) any sale or exchange of production of crude oil, natural gas and natural gas liquids, or refined products or residual hydrocarbons, or any other asset or right constituting inventory, made in the ordinary course of the Permitted Business; (2) any disposition of assets in trade or exchange for assets of comparable Fair Market Value used or usable in any Permitted Business (including, without limitation, the trade or exchange for a controlling interest in another business or all or substantially all of the assets or operating line of a business, in each case, engaged in a Permitted Business or for other non-current assets to be used in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (m) of the definition of “Permitted Investments”); provided that (x) except for trades or exchanges of oil and gas properties and interests therein for other oil and gas properties and interests therein, if the fair market value of the assets so disposed of, in a single transaction or in a series of related transactions, is in excess of $35.0 million, the Company shall obtain an opinion or report from an Independent Financial Advisor confirming that the assets received by the Company and the Restricted Subsidiaries in such trade or exchange have a fair market value of at least the fair market value of the assets so disposed and (y) any cash or Cash Equivalents received by the Company or a Restricted Subsidiary in connection with such trade or exchange (net of any transaction costs of the type deducted under the definition of “Net Proceeds”) shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in Section 4.10 hereof; (3) a transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company; (4) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company; (5) (A) a Permitted Investment or (B) a Restricted Payment that is permitted by Section 4.07 hereof; (6) the trade, sale or exchange of Cash Equivalents; (7) the sale, exchange or other disposition of obsolete assets not integral to any Permitted Business; (8) the abandonment or relinquishment of assets or property in the ordinary course of business, including without limitation the abandonment, relinquishment or farm-out of oil and gas leases, concessions or drilling or exploration rights or interests therein; (9) any lease of assets entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary of the Company is the lessor and the lessee has no option to purchase such assets for less than fair market value at any time the right to acquire such asset occurs; (10) the disposition of assets received in settlement of debts accrued in the ordinary course of business; (11) the creation or perfection of a Lien on any properties or assets (or any income or profit therefrom) of the Company or any of its Restricted Subsidiaries that is not prohibited by any provision hereof; (12) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind; and (13) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.
     “Attributable Amount” means, with respect to any Sale/Leaseback Transaction involving any Principal Property, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that the Attributable Amount of each of the following Sale/Leaseback Transactions involving a Principal Property shall, in each case, be zero: (1) a Sale/Leaseback Transaction in which the lease is for a period, including renewal rights, not in excess of three years; (2) a Sale/Leaseback Transaction in which the transfer of the Principal Property is made within 270 days of the acquisition or construction of, or the completion of a material improvement to, such Principal Property; (3) a Sale/Leaseback Transaction in which the lease secures or relates to industrial revenue or pollution control bonds; (4) a Sale/Leaseback Transaction in which the transaction is between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; or (5) a Sale/Leaseback Transaction pursuant to which the Company, within 270 days after the completion of the transfer of the Principal Property, applies toward the retirement of its Indebtedness or the Indebtedness of a Restricted Subsidiary, or to the purchase of other property constituting a Principal Property, the greater of the net proceeds from the transfer of the Principal Property and the fair market value of the Principal Property; provided, however, that the amount that must be applied to the retirement of Indebtedness shall be reduced by (a) the principal amount of any debentures, notes or debt securities (including the Notes) of the Company or a Restricted Subsidiary surrendered to the Trustee or agent for retirement and cancellation within 270 days of the completion of the transfer of the Principal Property, (b) the principal amount of any Indebtedness not included in clause (5)(a) of this definition to the extent such amount of Indebtedness is voluntarily retired by the Company or a Restricted Subsidiary within 270 days of the completion of the transfer of the Principal Property and (c) all fees and expenses associated with the Sale/Leaseback Transaction.
     “Bankruptcy Code” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.
     “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.
     “Borrowing Base” means, as of any date, an amount equal to:
     (1) 85% of the face amount of all accounts receivable owned by the Company and its Domestic Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus
     (2) 80% of the book value (before any reduction from current cost to LIFO cost) of all inventory owned by the Company and its Domestic Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus
     (3) 100% of the cash and Cash Equivalents owned by the Company and its Domestic Subsidiaries as of the end of the most recent fiscal quarter preceding such date.
     “Business Day” means any day other than a Legal Holiday.
     “Calculation Date” shall have the meaning provided in the definition of “Fixed Charge Coverage Ratio.”
     “Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of one or more capital leases that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.
     “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson BankWatch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody’s or S&P with maturities of not more than one year from the date of acquisition.

     “Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) together with any Affiliates thereof (whether or not otherwise in compliance with the provisions hereof) unless immediately following such sale, lease, exchange or other transfer in compliance with this Indenture such assets are owned, directly or indirectly, by (A) the Company or a Subsidiary of the Company or (B) a Person controlled by the Company or a Subsidiary of the Company; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) the acquisition in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Securities of the Company by any Person or Group that either (A) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 50% of the Company’s then outstanding voting securities entitled to vote on a regular basis for the Board of Directors, or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors, including, without limitation, by the acquisition of revocable proxies for the election of directors; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders (or members, as applicable) of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by the Company or any of its Restricted Subsidiaries solely for the purpose of changing the legal structure of the Company or such Restricted Subsidiary.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.
     “Clearstream” means Clearstream Banking, societe anonyme.
     “Commodity Hedging Agreements” means agreements or arrangements designed to protect such Person against fluctuations in the price of (i) crude oil, natural gas, or other hydrocarbons, including refined hydrocarbon products; (ii) electricity and other sources of energy or power used in the Company’s refining or processing operations; or (iii) any other commodity; in each case, in connection with the conduct of its business and not for speculative purposes.
     “Commodity Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.
     “Company” means the Person named as the “Company” in the introductory paragraph of this Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter, the term “Company” shall mean such successor Person and each successive successor Person.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to June 1, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 1, 2014.

     “Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for the redemption date.
     “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (i) an amount equal to any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
     “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary; (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; (iii) the cumulative effect of a change in accounting principles shall be excluded; and (iv) any ceiling limitation writedowns under SEC guidelines shall be treated as capitalized costs, as if such writedown had not occurred. Notwithstanding the foregoing, for the purposes of Section 4.07 only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off or deferred finance fees or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

     “Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP as of the end of the Company’s most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and current liability items and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.
     “Consolidated Net Worth” means the total of the amounts shown on a Person’s consolidated balance sheet determined in accordance with GAAP, as of the end of such Person’s most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of (1) the par or stated value of all of such Person’s outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.
     “Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof or such other address as to which the Trustee may give notice to the Company.
     “Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facility), commercial paper facilities or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto.
     “Custodian” means any receiver, trustee, assignee, liquidator, sequester or similar official under the Bankruptcy Code.
     “Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.
     “Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
     “De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
     “Designated Non-cash Consideration” means, the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
     “Designated Proceeds” means the amount of net cash proceeds received by the Company from each issuance or sale since the Issue Date of mandatorily convertible preferred stock of the Company (other than Disqualified Stock), that at the time of such issuance was designated by the Company as “Designated Proceeds” pursuant to an Officers’ Certificate delivered to the Trustee; provided, however, that if the mandatorily convertible preferred stock providing such Designated Proceeds is thereafter converted into common stock of the Company, that portion of the Designated Proceeds that has not been paid as dividends pursuant to clause (x) of the second paragraph of Section 4.07 hereof will no longer be considered to be Designated Proceeds.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except such Capital Stock that is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or any of its Restricted Subsidiaries to repurchase Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.
     “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means any public or private sale of Capital Stock of the Company or options, warrants or rights with respect to its Capital Stock (other than sales made to any Restricted Subsidiary of the Company and sales of Disqualified Stock) made for cash after the Issue Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “Euroclear” means Euroclear Bank S.A./N.V.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Existing Indebtedness” means the aggregate Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date.
     “Existing Senior Notes” means the Company’s $450.0 million 6 1/4% senior notes due 2012, $450.0 million 6 5/8% senior notes due 2014 and the 6 1/2% Senior Notes.
     “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.
     “Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by the Company or any Restricted Subsidiary, the fair market value of such consideration as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors set forth in an Officers’ Certificate delivered to the Trustee.
     “Financial Hedging Agreements” means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates in connection with the conduct of its business and not for speculative purposes.
     “Financial Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.
     “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above: (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the Chief Financial Officer of the Company as set forth in an Officers’ Certificate, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X promulgated by the Commission or any regulation or policy related thereto); (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and (iv) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock).
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the date of determination.
     “Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
     “Global Notes” means, individually and collectively, each of the Notes issued or issuable in the global form of Exhibit A hereto issued in accordance with Section 2.01 or 2.06(d)(iv) hereof.
     “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.
     “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.
     “Guarantors” means:
     (i) each of Gold Star Maritime Company, Smiley’s Super Service, Inc., Tesoro Alaska Company, Tesoro Aviation Company, Tesoro Companies, Inc., Tesoro Environmental Resources Company, Tesoro Far East Maritime Company, Tesoro Financial Services Holding Company, Tesoro Hawaii Corporation, Tesoro Maritime Company, Tesoro Northstore Company, Tesoro Refining and Marketing Company, Tesoro Sierra Properties, LLC, Tesoro South Coast Company, LLC, Tesoro Trading Company, Tesoro Vostok Company, Tesoro Wasatch, LLC and Tesoro West Coast Company, LLC;
     (ii) each of the Company’s Restricted Subsidiaries that becomes a guarantor of the Notes pursuant to Section 4.16; and
     (iii) each of the Company’s Restricted Subsidiaries executing a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of this Indenture;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.
     “Hedging Obligations” means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person and the Financial Hedging Obligations of such Person.
     “Holder” means a Person in whose name a Note is registered.
     “Indebtedness” means, with respect to any Person, without duplication, (1) the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments; (2) reimbursement obligations of such Person for letters of credit or banker’s acceptances; (3) Capital Lease Obligations of such Person; (4) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; (5) Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or (6) preferred stock of a Restricted Subsidiary that is not a Guarantor (but excluding, in each case, any accrued dividends). In the case of the foregoing clauses (1) through (5), if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Statement of Financial Accounting Standards No. 133, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to this Indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock. In addition, the term “Indebtedness” includes, without duplication (A) obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6) that are secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), but in an amount not to exceed the lesser of the amount of such other Person’s obligation or indebtedness or the Fair Market Value of such asset; and (B) to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Independent Financial Advisor” means a nationally recognized accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its Affiliates; provided, that providing accounting, appraisal or investment banking services to the Company or any of its Affiliates or having an employee, officer or other representative serving as a member of the Board of Directors of the Company or any of its Affiliates will not disqualify any firm from being an Independent Financial Advisor.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
     “Initial Notes” means the $300.0 million aggregate principal amount of 9.75% Senior Notes due 2019 issued by the Company on the Issue Date.

     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
     “Investment Grade Rating Event” means the first day on which the Notes are assigned an Investment Grade Rating by a Rating Agency and no Default or Event of Default has occurred and is continuing.
     “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business which are recorded as accounts receivable on the balance sheet of the lender and commissions, moving, travel and similar advances to employees and officers made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
     “Issue Date” means June 5, 2009.
     “Junior Subordinated Notes” means the $100.0 million Promissory Note, dated as of May 17, 2002, payable by the Company to Ultramar Inc. and the $50.0 million Promissory Note, dated as of May 17, 2002, payable by the Company to Ultramar Inc., in each case, outstanding on the Issue Date.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
     “Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total consolidated Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available, which would be reflected as a liability on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, to (y) the aggregate amount of Consolidated Cash Flow of such Person for the then most recent four fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to the amount of consolidated Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
     “Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
     “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to any Sale/Leaseback Transaction); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
     “Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, sales and underwriting commissions and other reasonable costs incurred in preparing such asset for sale) any relocation expenses incurred as a result thereof and any related severance and associated costs, expenses and charges of personnel related to the sold assets and related operations, (ii) taxes paid or reserved as payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (iv) amounts paid in order to satisfy any Lien attaching to an asset in connection with such Asset Sale and (v) any reserve for adjustment (whether or not placed in escrow) in respect of the sale price of such asset or assets established in accordance with GAAP.
     “Non-Recourse Indebtedness” means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries, (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) (other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness); or (b) is directly or indirectly liable (as a guarantor or otherwise) (other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness); (ii) the incurrence of which will not result in any recourse against any of the assets of the Company or its Restricted Subsidiaries (other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness); and (iii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.
     “Non-U.S. Person” means a person who is not a U.S. Person.
     “Note Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.
     “Notes” means the Initial Notes and any Additional Notes issued under this Indenture.
     “Obligations” means any principal, premium (if any), interest and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees, as applicable) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.
     “Offering” means the offering of the Initial Notes by the Company on the Issue Date.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

     “Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 11.05 hereof.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 11.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.
     “Participant” means, with respect to DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
     “Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged with or consolidated into the Company or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof, (b) the Fixed Charge Coverage Ratio for the Company would be greater than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction, or (c) the Consolidated Net Worth of the Company would be greater than the Consolidated Net Worth of the Company immediately prior to such transaction; provided that such Indebtedness was not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation.
     “Permitted Business” means, with respect to the Company and its Restricted Subsidiaries, the businesses of (i) the acquisition, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the acquisition, gathering, treating, processing, storage, transportation of production from such interests or properties, (iii) the acquisition, processing, marketing, refining, distilling, storage and/or transportation of hydrocarbons and/or royalty or other interests in crude oil or refined or associated products related thereto, (iv) the acquisition, operation, improvement, leasing and other use of convenience stores, retail service stations, truck stops and other public accommodations in connection therewith, (v) the marketing and distribution of petroleum and marine products and the provision of logistical services to marine and offshore exploration and production industries, (vi) any business currently engaged in by the Company or its Restricted Subsidiaries and (vii) any activity or business that is a reasonable extension, development or expansion of, or reasonably related to, any of the foregoing.
     “Permitted Debt” means (i) the incurrence by the Company or any Restricted Subsidiary of Indebtedness pursuant to one or more Credit Facilities; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (i) and then outstanding does not exceed the greater of (A) $1,750.0 million and (B) the amount of the Borrowing Base at the time of incurrence; (ii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes and the Subsidiary Guarantees to be issued on the Issue Date; (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness, incurred under clause (i) of this definition); (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness, the net proceeds of which are applied to refinance any Indebtedness incurred in respect of any Indebtedness described under clauses (ii), (iii), (iv), (viii) or (xi) of this paragraph or incurred pursuant to the first paragraph of Section 4.09 hereof; (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) if the Company or any Guarantor is the obligor and a Restricted Subsidiary of the Company that is not a Guarantor is the obligee on such Indebtedness, such Indebtedness will be subordinated to the payment in full of all Obligations with respect to the Notes and the Subsidiary Guarantees, as the case may be, and (B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that is not then permitted by this clause (v); (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including any Acquired Debt), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used in the Permitted Business (including, without limitation, oil and gas properties) of the Company or a Restricted Subsidiary of the Company or incurred to extend, refinance, renew, replace, defease or refund any such purchase price or cost of construction, improvement or development, in an aggregate principal amount not to exceed $150.0 million at any time outstanding; (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes; (viii) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company or any business or assets of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries for the purposes of financing such acquisition; (ix) the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred pursuant to Section 4.09 hereof; provided that the guarantee of any Indebtedness of a Restricted Subsidiary of the Company that ceases to be such a Restricted Subsidiary shall be deemed a Restricted Investment at the time such Restricted Subsidiary’s status terminates in an amount equal to the maximum principal amount so guaranteed, for so long as, and to the extent that, such guarantee or security interest remains outstanding; (x) the issuance by a Restricted Subsidiary of the Company of preferred stock to the Company or to any of its Restricted Subsidiaries; provided, however, that any subsequent event or issuance or transfer of any Equity Interests that results in the owner of such preferred stock ceasing to be the Company or any of its Restricted Subsidiaries or any subsequent transfer of such preferred stock to a Person, other than the Company or one of its Restricted Subsidiaries, shall be deemed to be an issuance of preferred stock by such Subsidiary that was not permitted by this clause (x); (xi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness; (xii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business under (A) documentary letters of credit, or surety bonds or insurance contracts, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by the Company or a Restricted Subsidiary of the Company, (B) standby letters of credit, surety bonds or insurance contracts issued for the purpose of supporting (1) workers’ compensation or similar liabilities of the Company or any of its Restricted Subsidiaries or (2) performance, payment, deposit or surety obligations of the Company or any of its Restricted Subsidiaries and (C) bid, advance payment and performance bonds and surety bonds or similar insurance contracts for the Company and its Restricted Subsidiaries, and refinancings thereof; and (xiii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other provision of Section 4.09 hereof) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $200.0 million.

     “Permitted Investments” means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents or deposit accounts maintained in the ordinary course of business consistent with past practices; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; or (ii) a disposition of assets that does not constitute an Asset Sale; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) any Investment received in settlement of debts, claims or disputes owed to the Company or any Restricted Subsidiary of the Company that arose out of transactions in the ordinary course of business; (g) any Investment received in connection with or as a result of a bankruptcy, workout or reorganization of any Person; (h) advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of property in the ordinary course of business; (i) relocation allowances for, and advances and loans to, employees, officers and directors (including, without limitation, loans and advances the net cash proceeds of which are used solely to purchase Equity Interests of the Company in connection with restricted stock or employee stock purchase plans, or to exercise stock received pursuant thereto or other incentive plans in a principal amount not to exceed the aggregate exercise or purchase price), or loans to refinance principal and accrued interest on any such loans, provided that the aggregate principal amount of such loans, advances and allowances shall not exceed at any time $20.0 million; (j) other Investments by the Company or any Restricted Subsidiary of the Company in any Person having an aggregate Fair Market Value (measured as of the date each such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (j) or such similar provision in the 6 1/2% Senior Notes Indenture (net of returns of capital, dividends and interest paid on Investments and sales, liquidations and redemptions of Investments), the greater of (i) $50.0 million and (ii) 5% of Consolidated Tangible Assets; (k) Investments in the form of intercompany Indebtedness or guarantees of Indebtedness of a Restricted Subsidiary of the Company permitted under clauses (v) and (x) of the definition of “Permitted Debt”; (l) Investments arising in connection with Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging currency, commodity or interest rate risk in connection with the conduct of the business of the Company and its Subsidiaries and not for speculative purposes; (m) Investments in the form of, or pursuant to, operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling agreements, area of mutual interests agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into the ordinary course of the business described in clauses (i) and (ii) of the definition of “Permitted Business” excluding, however, investments in corporations; (n) any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker’s compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business; and (o) Investments pursuant to agreements and obligations of the Company and any Restricted Subsidiary in effect on the 6 1/2% Senior Notes Indenture Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced.

     “Permitted Liens” means:
     (1) Liens securing Indebtedness incurred under the Credit Facilities permitted by clause (i) of the definition of “Permitted Debt”;
     (2) Liens other than Liens permitted by clause (1) of this definition of “Permitted Liens” granted in favor of the Company or the Guarantors;
     (3) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (vi) or (xi) of the definition of “Permitted Debt” covering only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;
     (4) Liens existing on the Issue Date;
     (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (6) Liens existing upon the occurrence of an Investment Grade Rating Event;
     (7) Liens on the Retail Properties;
     (8) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (9) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (10) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (11) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
     (12) any interest or title of a lessor under any lease entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;
     (13) any Lien securing Indebtedness, neither assumed nor guaranteed by the Company or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Company for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (13) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by the Company or any of its Subsidiaries;

     (14) inchoate Liens arising under ERISA;
     (15) any obligations or duties affecting any of the property of the Company or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;
     (16) defects, irregularities and deficiencies in title of any rights of way or other property of the Company or any of its Subsidiaries which, in the aggregate, do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other property are held by the Company or any of its Subsidiaries and defects, irregularities and deficiencies in title to any property of the Company or any of its Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;
     (17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any of its Subsidiaries on deposit with or in possession of such bank;
     (18) Liens to secure obligations of the Company and its Subsidiaries in respect of Commodity Hedging Agreements and Financial Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes, and Liens with respect to hedging accounts maintained with dealers of NYMEX or similar contracts which require the maintenance of cash margin account balances;
     (19) Liens incurred in deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
     (20) Liens on property of a Person existing at the time (a) such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by the Company or a Restricted Subsidiary; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property in the case of such other acquisition in the case of clause (b) or (c);
     (21) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, the committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
     (22) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of the Company or any Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds and, if incurred prior to an Investment Grade Rating Event, permitted by Section 4.09 hereof;
     (23) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary;
     (24) any Liens securing industrial development, pollution control or similar bonds; and
     (25) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $25.0 million at any one time outstanding.
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, or portion of such Indebtedness, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness, provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus fees and expenses incurred in connection therewith, including any premium or defeasance cost); (ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or a Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded. Notwithstanding the foregoing, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09 hereof shall be subject to the refinancing provisions of the definition of “Credit Facilities” and not pursuant to the requirements set forth in this definition of “Permitted Refinancing Indebtedness.”
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “preferred stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of the other Capital Stock issued by such Person.
     “Principal Property” means (1) any refinery and related pipelines, terminalling and processing equipment or (2) any other real property or other tangible assets or group of tangible assets having a fair market value in excess of $10.0 million (unless (a) any such properties or assets consist of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles or (b) the Board of Directors determines that any such property referred to in the preceding clause (1) or (2) is not material to the Company and its subsidiaries taken as a whole), in each case, owned by the Company or any of its Restricted Subsidiaries.
     “Prospectus” means the Prospectus, dated June 2, 2009, relating to the issuance and sale of the Initial Notes.
     “Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.
     “Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.
     “Rating Decline” means the occurrence of a decrease in the rating of the Notes by one or more gradations by either Moody’s or S&P (including gradations within the rating categories, as well as between categories), within 90 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of the Company to effect a Change of Control (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Moody’s or S&P).
     “Reference Date” means October 1, 2001.
     “Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of their principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the redemption date.
     “Responsible Officer,” when used with respect to the Trustee, means any officer, including, without limitation, any vice president, assistant vice president, assistant treasurer or secretary within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to particular corporate trust matter, any other officer or employee to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary or a direct or indirect Subsidiary of an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of the Company shall be Restricted Subsidiaries.
     “Retail Properties” means all assets directly related to the retail sale of gasoline and diesel fuel in retail markets in the mid-continental and western United States (including Alaska and Hawaii), including, without limitation, all related gas stations, convenience stores, merchandise items, tow trucks, auto maintenance facilities, oil change facilities, and car washes; provided that such assets will not include any assets relating to the sale of petroleum products in bulk and wholesale markets.

     “S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
     “Sale/Leaseback Transaction” means an arrangement relating to property or assets owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property or assets to a Person (other than the Company or a Restricted Subsidiary) and the Company or a Restricted Subsidiary leases such property or assets from such Person.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Credit Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of May 11, 2007, as amended, supplemented or amended and restated from time to time, among the Company, JP Morgan Chase Bank, National Association, as Administrative Agent, and the financial institutions from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.
     “Senior Indebtedness” means, with respect to any Person, (A) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter created, incurred or assumed and (B) all other Obligations of such Person (including fees, charges, expenses, reimbursement obligations and other amounts payable in respect thereof and any interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not a claim for post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (A) above, unless, in the case of clauses (A) and (B), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or any Subsidiary Guarantee; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to the Company or any Subsidiary of the Company; (2) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person; (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities); (4) any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; (5) the portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture; and (6) any Capital Stock.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
     “Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to the Notes and any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which pursuant to a written agreement is subordinate or junior in right of payment to its Subsidiary Guarantee.

     “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (i) and related to such Person (or any combination thereof).
     “Subsidiary Guarantee” means the guarantee of the Notes by each of the Guarantors pursuant to Article X hereof and, if applicable, in the related form of guarantee notation endorsed on the form of Note attached hereto as Exhibit A and any additional guarantee of the Notes to be executed by any Domestic Subsidiary of the Company pursuant to Section 4.16.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.
     “Trustee” means the party named as such in the preamble of this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “Unrestricted Subsidiary” means (i) any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors as certified in an Officers’ Certificate delivered to the Trustee and (ii) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary. The Board of Directors may designate any Subsidiary of the Company to become an Unrestricted Subsidiary if it (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Persons to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary of the Company; and (f) would constitute an Investment which the Company could make in compliance with Section 4.07. Notwithstanding the foregoing, if, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.
     “U.S.” means the United States of America.
     “U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.
SECTION 1.02. Other Definitions.

Defined in
Term	Section
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.05
“DTC”	2.03
“Event of Default”	6.01
“Excess Asset Sale Proceeds”	4.10
“Funding Guarantor”	10.05
“incur”	4.09
“Legal Defeasance”	8.04
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
SECTION 1.03. Incorporation by Reference of Trust Indenture Act.
     Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
     The following TIA terms used in this Indenture have the following meanings:
          “indenture securities” means the Notes;
          “indenture security Holder” means a Holder of a Note;
          “indenture to be qualified” means this Indenture;
          “indenture trustee” or “institutional trustee” means the Trustee; and
          “obligor” on the Notes means the Company and any successor obligor upon the Notes.
     All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04. Rules of Construction.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive, and “including” means “including without limitation,” “including but not limited to” or words of similar import;
     (4) the word “will” shall be construed to have the same meaning and effect as the word “shall”;
     (5) words in the singular include the plural, and in the plural include the singular;
     (6) provisions apply to successive events and transactions;
     (7) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;
     (8) references to “Sections,” “clauses,” “Articles,” “Exhibits” and “Schedules” shall be to Sections, clauses, Articles, Exhibits and Schedules, respectively, of this Indenture unless otherwise specifically provided;
     (9) the use in this Indenture of the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Indenture in its entirety and not to any particular provision hereof; and
     (10) this Indenture, the Notes, the Subsidiary Guarantees and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the party who drafted the various provisions of the same. Each and every provision of this Indenture and instruments and documents entered into and delivered in connection therewith shall be construed as though the parties participated equally in the drafting of the same. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Indenture, the Notes, the Subsidiary Guarantees and instruments and documents entered into and delivered in connection therewith.
ARTICLE II
THE NOTES
SECTION 2.01. Form and Dating.
     The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to Section 4.16 and 10.02 hereof, the Notes may bear notations of Subsidiary Guarantees.

     The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note or any notation of Subsidiary Guarantees thereon conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
     Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend and the “Schedule of Exchanges in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, the Depositary or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
SECTION 2.02. Execution and Authentication.
     One Officer shall sign the Notes for the Company by manual or facsimile signature. If an Officer of the Company whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid. A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
     The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Trustee shall authenticate (i) the Initial Notes for original issue on the Issue Date in the aggregate principal amount of $300.0 million and (ii) Additional Notes for original issue from time to time after the Issue Date in such principal amounts as may be set forth in a written order of the Company described in this sentence; provided that the issuance of such Additional Notes shall be subject to Section 4.09 and Section 2.13 hereof, in each case, upon a written order of the Company signed by one Officer, which written order shall specify (a) the amount of Notes to be authenticated and the date of original issue thereof, (b) whether the Notes are Initial Notes or Additional Notes and (c) the amount of Notes to be issued in global form or definitive form.
     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
SECTION 2.03. Registrar and Paying Agent.
     The Company shall maintain an office or agency within the City and State of New York where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall promptly notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
     The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Trustee has been appointed by DTC to act as Note Custodian with respect to the Global Notes.
     The Company initially appoints the Trustee to act as the Registrar and Paying Agent.
SECTION 2.04. Paying Agent to Hold Money in Trust.
     The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or an Affiliate of the Company (including any Subsidiary) acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
SECTION 2.05. Holder Lists.
     The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall provide to a Responsible Officer of the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).
SECTION 2.06. Transfer and Exchange.
     (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary for the Global Notes or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary, (ii) an Event of Default has occurred and is continuing under this Indenture or (iii) the Company in its sole discretion notifies the Trustee in writing that it elects to cause issuance of the Notes in certificated form. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.11 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.07 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), or (c) hereof.
     (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs as applicable:
     (i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred only to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfer described in this Section 2.06(b)(i).
     (ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests (other than a transfer of a beneficial interest in a Global Note to a Person who takes delivery thereof in the form of a beneficial interest in the same Global Note), the transferor of such beneficial interest must deliver to the Registrar (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon notification from the Registrar that all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture, the Notes and otherwise applicable under the Securities Act have been satisfied, the Trustee shall adjust the principal amount of the relevant Global Notes pursuant to Section 2.06(h) hereof.
     (iii) [Reserved].
     (iv) [Reserved].
     (c) Transfer or Exchange of Beneficial Interests for Definitive Notes.
     (i) [Reserved].
     (ii) [Reserved].
     (iii) If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon notice by the Registrar of satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and make available for delivery to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall make available for delivery such Definitive Notes to the Persons in whose names such Notes are so registered.
     (d) Transfer and Exchange of Definitive Notes for Beneficial Interests.
     (i) [Reserved].
     (ii) [Reserved].
     (iii) A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.
     (iv) If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (iii) above at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of beneficial interests transferred pursuant to subparagraph (iii) above.
     (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, pursuant to the provisions of this Section 2.06(e).
     (f) [Reserved].
     (g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
     (i) [Reserved].
     (ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE II OF THE INDENTURE, (II) THIS GLOBAL

NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF TESORO CORPORATION OR ANY SUCCESSOR THERETO.”
     (iii) OID Legend. Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:
“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: TESORO CORPORATION, 300 CONCORD PLAZA DRIVE, SAN ANTONIO, TEXAS 78216-6999 (AND ON AND AFTER JUNE 8, 2009, 19100 RIDGEWOOD PARKWAY, SAN ANTONIO, TEXAS 78259), ATTENTION: GREGORY A. WRIGHT.”
     Additionally, for so long as DTC is the Depositary with respect to any Global Note, each such Global Note shall also bear a legend in substantially the following form:
“UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE), TO TESORO CORPORATION OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
     (h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee, the Note Custodian or the Depositary at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee, the Note Custodian or by the Depositary at the direction of the Trustee, to reflect such increase.

     (i) General Provisions Relating to Transfers and Exchanges.
     (i) To permit registrations of transfers and exchanges, subject to Section 2.06, the Company shall execute and, upon the Company’s written order, signed by one or more Officers of the Company, the Trustee shall authenticate Global Notes and Definitive Notes at the Registrar’s request.
     (ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.10, 4.15 and 9.05 hereof).
     (iii) The Registrar shall not be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
     (iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture and the Subsidiary Guarantees, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
     (v) The Company and the Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date or (D) to register the transfer of a Note other than in denominations of $2,000 or multiple integrals of $1,000 in excess thereof.
     (vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
     (vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
     (viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a transfer or exchange may be submitted by facsimile.

SECTION 2.07. Replacement Notes.
     If any mutilated Note is surrendered to the Trustee or the Company, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by one Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee and any Agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their respective expenses in replacing a Note. If, after the delivery of such replacement Note, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company, the Trustee and any Agent in connection therewith.
     Subject to the provisions of the final sentence of the preceding paragraph of this Section 2.07, every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
SECTION 2.08. Outstanding Notes.
     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
     If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
     If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
SECTION 2.09. Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notwithstanding the foregoing, Notes that the Company, a Subsidiary of the Company or an Affiliate of the Company offers to purchase or acquires pursuant to an offer, exchange offer, tender offer or otherwise shall not be deemed to be owned by the Company, such Subsidiary or such Affiliate until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be.

SECTION 2.10. Temporary Notes.
     Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by one Officer of the Company. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.
     Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.
SECTION 2.11. Cancellation.
     The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall return such canceled Notes to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
SECTION 2.12. Defaulted Interest.
     If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall promptly notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
SECTION 2.13. Additional Notes.
     The Company shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price and first payment of interest. With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information: (a) the aggregate principal amount at maturity of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and (b) the issue price, the issue date and the CUSIP number and corresponding ISIN of such Additional Notes.
SECTION 2.14. One Class of Notes.
     The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

SECTION 2.15. CUSIP Numbers.
     The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption or repurchase, as the case may be, as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or repurchase, as the case may be, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or repurchase, as the case may be, shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.
ARTICLE III
REDEMPTION AND PREPAYMENT
SECTION 3.01. Notices to Trustee.
     If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 45 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price or, in the case of a redemption pursuant to Section 3.07(c) hereof, the manner of the calculation of the redemption price, and (v) that the redemption price will be deposited with the Trustee in immediately available funds no later than 10:00 a.m., New York City time, on the redemption date.
SECTION 3.02. Selection of Notes to be Redeemed.
     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.
     The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
     The provisions of the two preceding paragraphs of this Section 3.02 shall not apply with respect to any redemption affecting only a Global Note, whether such Global Note is to be redeemed in whole or in part. In case of any such redemption in part, the unredeemed portion of the principal amount of the Global Note shall be in an authorized denomination.
SECTION 3.03. Notice of Redemption.
     Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

     The notice shall identify the Notes (including CUSIP numbers) to be redeemed and shall state:
     (a) the redemption date;
     (b) the redemption price or, in the case of a redemption pursuant to Section 3.07(c) hereof, the manner of the calculation of the redemption price;
     (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
     (d) the name and address of the Paying Agent;
     (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
     (g) the paragraph of the Notes and the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
     (h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and
     (i) any condition precedent to which the redemption or notice of redemption is subject.
     If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the Applicable Procedures of the Depositary applicable to such redemption.
     At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
SECTION 3.04. Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notwithstanding the foregoing, any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent and, in the case of a redemption with the net cash proceeds (other than Designated Proceeds) of an Equity Offering pursuant to Section 3.07(b) hereof, be given prior to the completion of the related Equity Offering. The Company shall notify the Trustee in writing promptly upon the satisfaction or failure of any condition precedent to any redemption or notice of redemption.

SECTION 3.05. Deposit of Redemption Price.
     No later than 10:00 a.m. New York City Time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent immediately available funds sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Notes to be redeemed.
     If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
SECTION 3.06. Notes Redeemed in Part.
     Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
SECTION 3.07. Optional Redemption.
     (a) Except as set forth in clause (b) or clause (c) of this Section 3.07, the Notes shall not be redeemable at the Company’s option prior to June 1, 2014. Thereafter, the Notes will be subject to redemption at any time and from time to time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2014	104.875%
2015	103.250%
2016	101.625%
2017 and thereafter	100.000%
     (b) Notwithstanding the foregoing, at any time and from time to time before June 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding Notes (which amount includes Additional Notes) issued under this Indenture at a redemption price of 109.750% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the redemption date, with the net cash proceeds (other than Designated Proceeds) of any one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes initially issued under this Indenture (which amount excludes Additional Notes) remain outstanding immediately after each such redemption; and provided, further, that each such redemption shall occur within 120 days of the date of the closing of such Equity Offering.

     (c) Notwithstanding the foregoing, at any time and from time to time prior to June 1, 2014, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to such Notes plus accrued and unpaid interest, if any, thereon, to the redemption date. If any Notes are called for redemption pursuant to this Section 3.07(c), the Company shall notify the Trustee of the Applicable Premium with respect to such Notes promptly after the calculation and the Trustee shall not be responsible for such calculation.
     (d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
SECTION 3.08. Mandatory Redemption.
     The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. However, pursuant to Sections 3.09, 4.10 and 4.15 hereof, under certain circumstances, the Company may be required to offer to purchase the Notes.
SECTION 3.09. Offer to Purchase by Application of Excess Asset Sale Proceeds.
     In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.
     The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
     If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
     Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
     (a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;
     (b) the Offer Amount, the purchase price and the Purchase Date;
     (c) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

     (d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrete or accrue interest after the Purchase Date;
     (e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;
     (f) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (g) that Holders shall be entitled to withdraw their election if the Company, such Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that any unpurchased Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof); and
     (i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
     If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the Applicable Procedures of the Depositary applicable to such repurchases.
     On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary (if any, and as referred to in clause (f) above of this Section 3.09) or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and make available for delivery such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.
     Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE IV
COVENANTS
SECTION 4.01. Payment of Notes.
     The Company shall pay or cause to be paid the principal of, and premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Any principal, premium and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York City Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.
     The Company shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at the rate borne on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest, if any, (without regard to any applicable grace period) at the same rate to the extent lawful.
SECTION 4.02. Maintenance of Office or Agency.
     The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     The Company hereby designates the office of the Trustee at 100 Wall Street, 16th Floor, New York, New York, 10005, as one such office or agency of the Company in accordance with Section 2.03 hereof.
SECTION 4.03. Reports.
     (a) Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company shall furnish to the Trustee and each of the Holders of Notes, within the time periods specified in the SEC’s rules and regulations, (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

     (b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (a)(i) and (a)(ii) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.
     (c) If at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
     (d) The Company and the Guarantors agree that, for so long as any Notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     (e) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
     (f) The Company will be deemed to have furnished reports to the Trustee and the Holders of Notes pursuant to this Section 4.03 if it has filed such reports with the Commission using the IDEA (f/k/a EDGAR) filing system and such reports are publicly available.
SECTION 4.04. Compliance Certificate.
     (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.
     (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a)

above shall be accompanied by a written statement of the Company’s independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Sections 4.01, 4.05, 4.07, 4.09, 4.10, 4.11 or 5.01 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any future knowledge of any such violation.
     (c) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any executive Officer having knowledge that an event or circumstance constitutes a Default or an Event of Default and that such event or circumstance has occurred and is existing, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
SECTION 4.05. Taxes.
     The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, charges, assessments, and governmental levies except such as are contested in good faith and, if required, by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
SECTION 4.06. Waiver of Stay, Extension and Usury Laws.
     Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
SECTION 4.07. Restricted Payments.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, in each case other than dividends or distributions declared or paid in Equity Interests (other than Disqualified Stock) of the Company or declared or paid to the Company or any of its Restricted Subsidiaries; (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by a Restricted Subsidiary of the Company); (iii) make any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at its Stated Maturity or a purchase, redemption, defeasance or other acquisition of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity in each case due within one year of the date of purchase, redemption, defeasance or other acquisition; or (iv) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing;
     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and
     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company or any of its Restricted Subsidiaries after the Reference Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (viii), (x), (xi), (xii) or (xiii) of the next succeeding paragraph or that were permitted by similar provisions in any of the indentures governing the Existing Senior Notes), is less than the sum of: (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Reference Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus (ii) 100% of the aggregate net cash proceeds (other than Designated Proceeds), or the Fair Market Value of assets or property other than cash, received by the Company from the issue or sale, in either case, since the Reference Date of (A) Equity Interests of the Company (other than Disqualified Stock), or (B) Disqualified Stock or debt securities of the Company that have been converted into, or exchanged for, such Equity Interests, together with the aggregate cash received at the time of such conversion or exchange, or received by the Company from any such conversion or exchange of such debt securities sold or issued prior to the Reference Date other than Equity Interests (or Disqualified Stock or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock, plus (iii) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary pursuant to the terms hereof or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to or is liquidated into, the Company or a Restricted Subsidiary and provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the lesser of (A) the book value (determined in accordance with GAAP) at the date of such redesignation, combination or transfer of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) and (B) the Fair Market Value of such Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case, after deducting any Indebtedness of the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed, plus (iv) to the extent not already included in Consolidated Net Income for such period, (A) if any Restricted Investment that was made by the Company or any Restricted Subsidiary after the Reference Date was or is sold, as the case may be, for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale or disposition (less the cost of disposition, if any) and (B) with respect to any Restricted Investment that was made by the Company or any Restricted Subsidiary after the Reference Date, the net reduction in such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers and distributions of cash, assets or property, in an amount not to exceed the aggregate amount of such Restricted Investment.
     The foregoing provisions shall not prohibit: (i) the payment of any dividend or the consummation of an irrevocable redemption of Subordinated Obligations within 60 days after the date of the declaration of such dividend or the delivery of the irrevocable notice of redemption, as the case may be, if at the date of the declaration or the date on which such irrevocable notice is delivered, such dividend or redemption would have complied with the provisions hereof; (ii) the making of any Restricted Payments out of the net cash proceeds (other than Designated Proceeds) of the substantially concurrent sale or issuance (a sale or issuance will be deemed substantially concurrent if such redemption, repurchase, retirement or acquisition occurs not more than 45 days after such sale or issuance) (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition, or payments, shall be excluded from clause (c)(2) of the preceding paragraph; (iii) the making of any principal payment on, or the defeasance, redemption, repurchase or other acquisition of, prior to its Stated Maturity, any Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for the issuance of, Permitted Refinancing Indebtedness; (iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests (other than Disqualified Stock) on a pro rata basis and the payment of any dividend or distribution by the Company to the holders of its Disqualified Stock, provided that such Disqualified Stock is issued on or after the 6 1/2% Senior Notes Issue Date in accordance with the first paragraph of Section 4.09 or such similar provision of the 6 1/2% Senior Notes Indenture; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, employee, consultant or director of the Company (or any of its Subsidiaries) pursuant to the terms of agreements (including employment agreements) and plans approved by the Company’s Board of Directors, including any management equity plan or stock option plan or any other management or employee benefit plan, agreement or trust, provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (v) shall not exceed the sum of (x) $7.5 million in any twelve-month period, (y) the aggregate net proceeds received by the Company during such twelve-month period from the issuance of such Equity Interests (other than Disqualified Stock) pursuant to such agreements or plans and (z) the net cash proceeds of key man life insurance received by the Company or its Restricted Subsidiaries after the 6 1/2% Senior Notes Issue Date; (vi) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options; (vii) the purchase, redemption, defeasance or retirement, in each case, prior to its Stated Maturity, of any Indebtedness that is subordinated in right of payment to the Notes by payments out of Excess Asset Sale Proceeds remaining after completion of an Asset Sale Offer, provided that (x) any payments made or value given for such purchase, redemption, defeasance or retirement shall be made out of, or shall not be in excess of, any Excess Asset Sale Proceeds remaining after completion of an Asset Sale Offer (but for the provision of the last sentence of Section 4.10 hereof) and (y) the Company would, at the time of such payment and after giving pro forma effect thereto as if such payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; (viii) the payment of reasonable and customary directors’ fees to the members of the Company’s Board of Directors, provided that such fees are consistent with past practice or current requirements; (ix) the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; (x) the declaration and payment of dividends on mandatorily convertible preferred stock of the Company (other than Disqualified Stock) issued after the Issue Date in an aggregate amount not to exceed the amount of Designated Proceeds; (xi) the making from time to time of any payment on and in connection with a prepayment, or the purchase, redemption, defeasance or refinancing from time to time, of all or a part of the Junior Subordinated Notes; (xii) the repurchase, redemption or other acquisition or retirement for value of Equity Interests on any date where the Notes are rated Baa or better by Moody’s and BB or better by S&P (or in either case, if such entity ceases to rate Notes for reasons outside of the control of the Company, the equivalent credit rating from any other Rating Agency), provided that on the date of such repurchase after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the Company’s most recently ended four full fiscal quarters for which internal financial statements are available, the Company’s Leverage Ratio would have been equal to or less than 2.0 to 1.0; or (xiii) other Restricted Payments made pursuant to this clause (xiii) or pursuant to such similar provision of the 6 1/2% Senior Notes Indenture in an aggregate principal amount since the 6 1/2 Senior Notes Issue Date not to exceed $100.0 million; provided, further, that, with respect to clauses (ii), (iii), (v), (vi), (vii), (viii), (x) and (xiii) above, no Default or Event of Default shall have occurred and be continuing.
     In determining whether any Restricted Payment is permitted by this Section 4.07, the Company may allocate or reallocate all or any portion of such Restricted Payment among the clauses (i) through (xiii) of the preceding paragraph or among such clauses and the first paragraph of this Section 4.07 including clauses (a), (b) and (c), provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under this Section 4.07. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment.
     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if: (i) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test under the first paragraph of Section 4.09 hereof or the Fixed Charge Coverage Ratio of the Company immediately after giving effect to such designation would not be less than the Fixed Charge Coverage Ratio of the Company immediately prior to such designation; (ii) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company certifies that such designation complies with this Section 4.07. Any such designation by the Board of Directors shall be evidenced by the Company promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
     The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary under the circumstances and pursuant to the requirements described in the definition of “Unrestricted Subsidiary,” which requirements include that such designation will be made in compliance with this Section 4.07. For purposes of making the determination as to whether such designation would be made in compliance with this Section 4.07, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Section 4.07. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value (determined in accordance with GAAP) of such Investments at the time of such designation, (ii) the Fair Market Value of such Investments at the time of such designation and (iii) the original Fair Market Value of such Investments at the time they were made.
     If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof, and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.
SECTION 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to: (i) (x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, provided, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of: (a) agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (collectively, for the purposes of this Section 4.08, “amendments”) of any such agreements or any Indebtedness outstanding on the Issue Date to which such agreements relate, provided, that such amendments are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in such agreement, as in effect on the Issue Date, as determined in good faith by an Officer of the Company and, if such agreement provides for, or evidence, Indebtedness in excess of $75.0 million, as determined in good faith by the Board of Directors; (b) any Credit Facility in effect after the Issue Date to the extent its provisions are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in the Credit Facilities as in effect on the Issue Date, as determined in good faith by an Officer of the Company and, if such Credit Facility provides for Indebtedness in excess of $75.0 million, as determined in good faith by the Board of Directors; (c) this Indenture, the Notes, the Subsidiary Guarantees or any other indenture governing debt securities issued by the Company or any Guarantor that are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in this Indenture, the Notes and the Subsidiary Guarantees, as determined in good faith by the Board of Directors; (d) any future Liens that may be permitted to be granted under, or incurred not in violation of, any other provisions hereof; (e) applicable law or any applicable rule, regulation or order; (f) any instrument governing Indebtedness or Capital Stock, or any other agreement relating to any property or assets, of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person or such Person’s subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms hereof to be incurred; (g) restrictions of the nature described in clause (iii) above by reason of customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business; (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; (i) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (j) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof, and not in violation of Section 4.12 hereof, that limit the right of the debtor to dispose of assets securing such Indebtedness; (k) Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clauses (a), (b), (c), (f), (h) and (j) of this paragraph, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive with respect to such dividend, distribution or other payment restrictions and loan or investment restrictions than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by an Officer of the Company and so noted in the books and records of the Company and, if such Indebtedness exceeds $75.0 million, as determined in good faith by the Board of Directors; (l) provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, agreements relating to Sale/Leaseback Transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business; (m) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under this Indenture from time to time; and (n) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 4.09. Incurrence of Indebtedness and Issuance of Disqualified Stock.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), other than Permitted Debt, and the Company shall not issue, and shall not permit any of its Restricted Subsidiaries to issue, any Disqualified Stock; provided, however, that the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Company’s Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred, or such Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
     The provisions of the first paragraph of this Section 4.09 shall not apply to the incurrence of any Permitted Debt. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.
     In the case an Unrestricted Subsidiary incurs Non-Recourse Indebtedness and any such Non-Recourse Indebtedness ceases to be Non-Recourse Indebtedness of such Unrestricted Subsidiary, then such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary that is subject to this Section 4.09.
     The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.
     For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described above or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company will, in its sole discretion, classify (or later classify or reclassify) in whole or in part such item of Indebtedness in any manner that complies with this Section 4.09 and such item of Indebtedness or a portion thereof may be classified (or later classified or reclassified) in whole or in part as having been incurred under more than one of the applicable clauses or pursuant to the first paragraph of this Section 4.09; provided that all Indebtedness outstanding under the Senior Credit Facility on the Issue Date will be treated as incurred on the Issue Date under clause (i) of the definition of Permitted Debt.
SECTION 4.10. Asset Sales.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Sale and which shall give effect to the assumption by another Person of any liabilities as provided for in clause (ii)(a) of this paragraph and which, in the case of an Asset Sale involving consideration not exceeding $100.0 million, need not be determined by the Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of; (ii) at least 75% of the consideration received in such Asset Sale is in the form of cash or Cash Equivalents; provided that any of the following items shall be deemed to be cash and Cash Equivalents for the purposes of this clause (ii): (a) the assumption of any liabilities (as shown on the Company’s or the Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee, other than the Junior Subordinated Notes) by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or the Restricted Subsidiary from further liability; (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or the Restricted Subsidiary into cash or Cash Equivalents within 180 days following their receipt (to the extent of cash or Cash Equivalents received); (c) other assets or rights used or useful in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (m) of the definition of “Permitted Investments”; (d) accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries following the sale of such business; provided, that such accounts receivable (i) are not past due more than 60 days and (ii) do not have a payment date greater than 90 days from the date of the invoice creating such accounts receivable and (e) any Designated Non-cash Consideration received since the Issue Date in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) not to exceed 10% of the Consolidated Net Worth of the Company at the time of receipt of such Designated Non-cash Consideration with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value. Notwithstanding the foregoing, any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Lien incurred not in violation of Section 4.12 hereof or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions set forth in clauses (i) and (ii) of this paragraph.
     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the Restricted Subsidiary, as the case may be, may apply such Net Proceeds, at its option:
     (a) to prepay, repay, purchase, repurchase or redeem any Senior Indebtedness of the Company or any Restricted Subsidiary (other than Disqualified Stock), in each case, other than Indebtedness owed to the Company or an Affiliate of the Company,
     (b) to acquire a controlling interest in another business or all or substantially all of the assets or operating line of another business, in each case engaged in a Permitted Business,
     (c) to make capital expenditures, or
     (d) to acquire other non-current assets to be used in a Permitted Business, including, without limitation, assets or Investments of the nature or type described in clause (m) of the definition of “Permitted Investments”;
provided, that the Company or the applicable Restricted Subsidiary will be deemed to have complied with clause (b) or (c) if, within 365 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with clause (b) or (c), and that expenditure or Investment is substantially completed within a date one year and six months after the date of such Asset Sale. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales described in this paragraph that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Asset Sale Proceeds.”

     When the aggregate amount of Excess Asset Sale Proceeds exceeds $30.0 million, the Company will be required to make an offer to the Holders of Notes and the holders of any Senior Indebtedness that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in this Indenture (an “Asset Sale Offer”) to purchase on a pro rata basis (with the Excess Asset Sale Proceeds prorated between the Holders of Notes and such holders of pari passu Indebtedness based upon outstanding aggregate principal amounts or accreted values) the maximum principal amount of the Notes and such other Indebtedness that may be purchased or prepaid, as applicable, out of the prorated Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value) thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase, in accordance with the procedures set forth in Section 3.09 hereof. To the extent that the aggregate principal amount (or accreted value) of Notes and other Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Sale Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Asset Sale Proceeds for general corporate purposes and any other purpose not prohibited by this Indenture. If the aggregate principal amount (or accreted value) of Notes and such other Indebtedness surrendered by holders thereof exceeds the amount of the prorated Excess Asset Sale Proceeds, the Company shall select such Notes and such other Indebtedness to be purchased on a pro rata basis based on the principal amount or accreted value tendered. Upon completion of the offer to purchase, the amount of Excess Asset Sale Proceeds shall be reset at zero.
SECTION 4.11. Transactions with Affiliates.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $1.0 million , unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or such Restricted Subsidiary from a financial point of view, as evidenced by the required deliverable provided for in clause (ii) below; and (ii) the Company delivers to the Trustee: (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of at least $15.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of its Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million and for which there are no disinterested members of its Board of Directors, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor; provided that none of the following shall be deemed to be Affiliate Transactions and therefore shall not be subject to the provisions of this Section 4.11: (1) Affiliate Transactions involving the purchase, sale, storage, terminalling or transportation of crude oil, natural gas and other hydrocarbons, and refined products therefrom, in the ordinary course of any Permitted Business, so long as such transactions are priced in line with industry accepted benchmark prices and the pricing of such transactions are equivalent to the pricing of comparable transactions with unrelated third parties; (2) any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of its business; (3) transactions between or among (A) the Company and one or more Restricted Subsidiaries and (B) any Restricted Subsidiaries; (4) the performance of any written agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time; provided, however, that any amendment, modification or supplement entered into after the Issue Date will be permitted only to the extent that its terms do not adversely affect the rights of any Holders of Notes (as determined in good faith by an Officer of the Company, and if such Affiliate Transaction, or related series thereof, involves aggregate consideration in excess of $25.0 million as determined in good faith by the Board of Directors) as compared to the terms of the agreement in effect on the Issue Date; (5) loans or advances to officers, directors and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business; (6) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans; (7) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary; (8) sales of Equity Interests of the Company (other than Disqualified Stock) to Affiliates of the Company or any of its Restricted Subsidiaries; (9) Restricted Payments that are permitted by Section 4.07 hereof; and (10) any transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or a Restricted Subsidiary; provided that such director abstains from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction.
SECTION 4.12. Liens.
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after the Issue Date, securing any Indebtedness, unless (i) in the case of Liens securing Subordinated Obligations of the Company or a Restricted Subsidiary, the Notes or the Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured with the same priority that the Notes or the Subsidiary Guarantees, as applicable, have to such Subordinated Obligations until such time as such Subordinated Obligations are no longer so secured by a Lien; and (ii) in the case of Liens securing Senior Indebtedness of the Company or a Restricted Subsidiary, the Notes or the Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.
SECTION 4.13. [Reserved].
SECTION 4.14. Corporate Existence.
     Subject to Article V hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 4.15. Offer to Repurchase upon Change of Control Triggering Event.
     (a) Upon the occurrence of a Change of Control Triggering Event, all Holders of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase (the “Change of Control Payment”).
     Within 30 days following any Change of Control Triggering Event, the Company will mail to each Holder a notice stating: (i) the description of the transaction or transactions that constitute the Change of Control Triggering Event, that the Change of Control Offer is being made pursuant to this Section 4.15, and that all Notes validly tendered and not withdrawn will be accepted for payment; (ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes properly endorsed, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes properly completed, together with other customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. If any of the Notes subject to a Change of Control Offer are in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the Applicable Procedures of the Depositary applicable to repurchases. In addition, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event.
     (b) On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered pursuant to the Change of Control Offer; and (iii) deliver or cause to be delivered to the Trustee the Notes accepted for purchase together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered pursuant to the Change of Control Offer the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by the Holder; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     (c) The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable, except as set forth in Article VIII hereof.
     (d) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture that are applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement for the Change of Control is in place at the time of making of the Change of Control Offer.
     (e) If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in the immediately preceding paragraph, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to the date of redemption.
SECTION 4.16. Additional Subsidiary Guarantees.
     If, after the Issue Date, any Domestic Subsidiary that is not already a Guarantor (whether or not acquired or created by the Company or a Restricted Subsidiary after the Issue Date) has outstanding or guarantees any other Indebtedness of the Company or a Guarantor in excess of a De Minimis Guaranteed Amount, then such Domestic Subsidiary will become a Guarantor by executing and delivering a supplemental indenture, in the form provided for herein, to the Trustee within 180 days of the date on which it incurred or guaranteed such Indebtedness.

SECTION 4.17.	Effectiveness of Covenants and Other Provisions Upon an Investment Grade Rating Event; Investment Grade Covenant.
     (a) Upon and after the occurrence of an Investment Grade Rating Event, the Company and its Subsidiaries, as the case may be, shall cease to be subject to Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14 (other than with respect to the corporate existence of the Company), 4.15 and 4.16 hereof, Article V hereof (other than clause (i) of the first paragraph thereof) and clause (f) of the first paragraph of Section 6.01 hereof and such provisions of this Indenture shall no longer have any effect. Such provisions of this Indenture shall not be reinstituted following the occurrence of an Investment Grade Rating Event even if the rating assigned to the Notes by a Rating Agency falls below an Investment Grade Rating.
     (b) Following the occurrence of an Investment Grade Rating Event, if the Company or any Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Subsidiary, the Company or such Subsidiary, as the case may be, shall secure the Notes equally and ratably with (or, at the option of the Company, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, unless the aggregate amount of all Indebtedness secured by a Lien and the Attributable Amounts of all Sale/Leaseback Transactions involving Principal Property would not exceed 15% of the Company’s Consolidated Net Tangible Assets.

ARTICLE V
SUCCESSORS
SECTION 5.01. Merger, Consolidation, or Sale of Assets.
     The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless: (i) the Company is the resulting, transferee or surviving Person or the resultant, transferee or surviving Person (if other than the Company) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the Trustee, all of the obligations and covenants of the Company under this Indenture and the Notes; provided, that, unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the Notes shall be added to this Indenture by such supplemental indenture; (ii) immediately before and after such transaction no Default or Event of Default shall have occurred and be continuing; and (iii) except in the case of a merger of the Company with or into a Restricted Subsidiary, or a sale, assignment, transfer, conveyance or other disposition of properties or assets to the Company or a Restricted Subsidiary, either (a) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company or the resultant, transferee or surviving Person (if other than the Company) would have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction, (b) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company or the resultant, transferee or surviving Person (if other than the Company) would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; or (c) immediately after giving pro forma effect to such transaction, the Consolidated Net Worth of the Company or the resultant, transferee or surviving Person (if other than the Company) would be not less than the Consolidated Net Worth of the Company immediately prior to such transaction.
     In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors.
SECTION 5.02. Successor Corporation Substituted.
     Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to whom such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to such successor Person and not to the Person previously defined as Company), and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such successor Person originally had been named as the Company herein; and when such successor corporation duly assumes all of the obligations and covenants of the Company pursuant to the Notes and hereto, the predecessor Person shall be relieved of all such obligations. The successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of the predecessor Person, any or all the Notes issuable hereunder which theretofore shall not have been signed by the predecessor Person and delivered to the Trustee; and, upon the order of the successor Person, instead of the predecessor Person, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the officers of the predecessor Person to the Trustee for authentication, and any Notes which the successor Person thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all such Notes had been issued at the date of the execution hereof.
     In case of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.
ARTICLE VI
DEFAULTS AND REMEDIES
SECTION 6.01. Events of Default.
     An “Event of Default” occurs if:
     (a) the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days;
     (b) the Company defaults in the payment when due of principal of or premium, if any, on the Notes;
     (c) the Company or any of its Restricted Subsidiaries fails to comply with any of the provisions of Sections 4.15 and 5.01 hereof and such failure continues for 30 days after written notice is given to the Company as provided herein;
     (d) the Company or any of its Restricted Subsidiaries fail to comply with any other agreement in this Indenture or the Notes (other than a failure that is subject to clause (a), (b) or (c) above) and such failure continues for 60 days after written notice is given to the Company as provided herein;
     (e) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $30.0 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within ten Business Days after the running of such grace period or the occurrence of such acceleration

     (f) subject to Section 4.17 hereof, a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries, and such judgment or judgments remain unpaid, unstayed or undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such unpaid or undischarged judgments exceeds $30.0 million (excluding amounts covered by insurance);
     (g) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Code: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is not paying its debts as they become due;
     (h) a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that (i) is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary, in an involuntary case; (ii) appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days; and
     (i) except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of this Indenture or the release of any such Subsidiary Guarantee in accordance with this Indenture).
     A Default under clause (c) or clause (d) above shall not constitute an Event of Default until the Trustee or the Holders of not less than 25% in the aggregate principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the specified time after receipt of such notice.
SECTION 6.02. Acceleration.
     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately without further action or notice, subject to the provisions of this Indenture. Notwithstanding the foregoing, if an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice, subject to the provisions of this Indenture. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

SECTION 6.03. Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
SECTION 6.04. Waiver of Past Defaults.
     In the case of an Event of Default specified in clause (e) of the first paragraph under Section 6.01, an Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the Holders, if within 60 days after such Event of Default first arose the Company delivers an Officers’ Certificate to the Trustee stating that (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (ii) the holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of the Notes pursuant to Section 6.02 hereof be annulled, waived or rescinded upon the happening of any such events.
     Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of interest, if any, on, or the principal of or premium on, the Notes including in connection with an offer to purchase; provided, however, that the Holders of a majority in aggregate principal amount of then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, to the extent permitted by applicable law. Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
SECTION 6.05. Control by Majority.
     Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.
SECTION 6.06. Limitation on Suits.
     A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:
     (a) the Holder of a Note has previously given to the Trustee written notice of a continuing Event of Default;

     (b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
     (c) such Holder of a Note or Holders of Notes offer provides to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;
     (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
     (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.
     A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.
SECTION 6.07. Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase or redemption), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.08. Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
SECTION 6.09. Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
SECTION 6.10. Priorities.
     If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense, and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and
     Third: to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
SECTION 6.11. Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the cost of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE VII
TRUSTEE
SECTION 7.01. Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (i) The Trustee need perform only those duties that are specifically set forth in this Indenture and the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee. To the extent of any conflict between the duties of the Trustee hereunder and under the TIA, the TIA shall control.

     (ii) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section.
     (e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
     (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
SECTION 7.02. Rights of Trustee.
     (a) The Trustee may conclusively rely upon any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
     (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
     (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities (including fees and expenses of its agents and counsel) that might be incurred by it in compliance with such request or direction.
     (g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
     (h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
     (i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
     (j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
SECTION 7.03. Individual Rights of Trustee.
     The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
SECTION 7.04. Trustee’s Disclaimer.
     The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
SECTION 7.05. Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after the later of (a) the date the Default or Event of Default shall have occurred and (b) the date such Responsible Officer first had such actual knowledge. Except in the case of a Default or Event of Default in payment of principal of, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
SECTION 7.06. Reports by Trustee to Holders of the Notes.
     Within 60 days after each April 15 beginning with the April 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).
     A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.
SECTION 7.07. Compensation and Indemnity.
     The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as such parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     The Company and the Guarantors shall indemnify each of the Trustee and any predecessor Trustee against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, claim, damage or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

     The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.
     To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
     When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Code.
     The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.
SECTION 7.08. Replacement of Trustee.
     A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.
     The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.10 hereof;
     (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under the Bankruptcy Code;
     (c) a Custodian takes charge of the Trustee or its property; or
     (d) the Trustee becomes incapable of acting.
     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Company), the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction (in the case of the Trustee, at the expense of the Company) for the appointment of a successor Trustee.
     If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effec tive, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
SECTION 7.09. Successor Trustee by Merger, Etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders of the Notes.
SECTION 7.10. Eligibility; Disqualification.
     There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.
     This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).
SECTION 7.11. Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE VIII
SATISFACTION AND DISCHARGE; DEFEASANCE
SECTION 8.01. Satisfaction and Discharge of Indenture.
     This Indenture shall upon delivery of a written request of an Officer of the Company to the Trustee cease to be of further effect with respect to the Notes (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to the Notes, when:
     (a) either
     (i) all such Notes theretofore authenticated and delivered (other than (1) such Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 hereof and (2) such Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 8.08 hereof) have been delivered to the Trustee for cancellation; or

     (ii) all such Notes not theretofore delivered to the Trustee for cancellation
     (1) have become due and payable by reason of the making of a notice of redemption or otherwise,
     (2) will become due and payable at their final Stated Maturity within one year, or
     (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company, and the Company, in the case of (ii)(1), (ii)(2) or (ii)(3) above, has deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the purpose and the benefit of the Holders of such Notes, an amount of U.S. dollars or non-callable Government Securities, or a combination thereof, sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of such Notes which have become due and payable), the Stated Maturity or the redemption date (as the case may be) of the principal of the Notes;
     (b) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or the grant of Liens securing such Indebtedness, all or a portion of the proceeds of which will be used to defease all of the Outstanding Notes pursuant to this Article VIII concurrently with such incurrence or within 30 days thereof), and such deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which the Company is a party or by which the Company is bound;
     (c) the Company has paid or caused to be paid all other sums payable hereunder by the Company with respect to such Notes; and
     (d) the Company has delivered to the Trustee (i) irrevocable instructions under this Indenture to apply the deposited funds toward the payment of such Notes at their Stated Maturity or the redemption date, as the case may be, and (ii) an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.
     Notwithstanding the satisfaction and discharge of this Indenture with respect to the Notes, the obligations of the Company to the Trustee under Section 7.07 hereof, and, if U.S. dollars or Government Securities shall have been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section, the obligations of the Company or Trustee under Section 8.02 hereof and Section 8.08 hereof shall survive.
SECTION 8.02. Application of Trust Money.
     Subject to the provisions of Section 8.08 hereof, all money and Government Securities deposited with the Trustee pursuant to Section 8.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Per sons entitled thereto, of the principal and any premium and interest for whose payment such money or Government Securities has been deposited with the Trustee.
SECTION 8.03. Option to Effect Legal Defeasance or Covenant Defeasance.
     The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, exercise its right under either Section 8.04 or 8.05 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.
SECTION 8.04. Legal Defeasance and Discharge.
     Upon the Company’s exercise under Section 8.03 hereof of the option applicable to this Section 8.04, each of the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.06 hereof, be deemed to have discharged its obligations with respect to all outstanding Notes and, as applicable, its Subsidiary Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that each of the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and to the extent applicable, represented by the Subsidiary Guarantees, which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.07 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes or Subsidiary Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.06 hereof, and as more fully set forth in such Section, payments in respect of the principal of, and premium, if any, and interest, if any, on, such Notes when such payments are due (but not the Change of Control Payment or the payment pursuant to an Asset Sale Offer), (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.07, 2.10 and 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.04 notwithstanding the prior exercise of its option under Section 8.05 hereof.
SECTION 8.05. Covenant Defeasance.
     Upon the Company’s exercise under Section 8.03 hereof of the option applicable to this Section 8.05, each of the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.06 hereof, be released from its obligations under the covenants contained in Article IV hereof (other than those in Sections 4.01, 4.02, 4.06 and 4.14), Article V hereof on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.03 hereof of the option applicable to this Section 8.05 hereof, subject to the satisfaction of the conditions set forth in Section 8.06 hereof, Sections 6.01(e) through 6.01(f) hereof shall not constitute Events of Default.
SECTION 8.06. Conditions to Legal or Covenant Defeasance.
     The following shall be the conditions to the application of either Section 8.04 or 8.05 hereof in order to exercise either Legal Defeasance or Covenant Defeasance with respect to the outstanding Notes:
     (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest, if any, on, the outstanding Notes on the stated maturity or on the applicable repurchase or redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular repurchase or redemption date;
     (b) in the case of an election under Section 8.04 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (c) in the case of an election under Section 8.05 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or the grant of Liens securing such Indebtedness, all or a portion of the proceeds of which will be applied to such deposit);
     (e) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;
     (f) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
     (g) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
     (h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
SECTION 8.07. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 8.08 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.07, the “Trustee”) pursuant to Section 8.06 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.
     The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.06 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.06 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.06(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.08. Repayment to Company.
     Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or premium, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
SECTION 8.09. Reinstatement.
     If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.04 or 8.05 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.04 or 8.05 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.04 or 8.05 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, or premium, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER
SECTION 9.01. Without Consent of Holders of Notes.
     Notwithstanding Section 9.02 hereof, the Company and the Trustee may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees without the consent of any Holder of a Note:
     (a) to cure any ambiguity, defect or inconsistency;
     (b) to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article II hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;
     (c) to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders of the Notes in the case of a merger, consolidation or sale of all or substantially all assets of the Company pursuant to Article V hereof or of any Guarantor pursuant to Article X hereof or to add any Person as a Guarantor hereunder or to release any Guarantor or otherwise comply with Article X, including the addition of any required co-issuer of the Notes;
     (d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;
     (e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (f) or to allow any Guarantor to Guarantee the Notes or to release any Guarantor from any of its obligations under its Guarantee or this Indenture pursuant to Section 10.04;
     (g) to evidence or provide for the acceptance of appointment of a successor Trustee pursuant to Sections 7.08 or 7.09 hereof;
     (h) to add any additional Events of Default;
     (i) to secure the Notes;
     (j) to conform the text of this Indenture, the Notes, the Subsidiary Guarantees to any provision of the Description of the Notes section of the Prospectus to the extent that such provision in the Description of the Notes was intended to be a recitation of a provision of this Indenture, the Notes or the Subsidiary Guarantees; or

     (k) to provide for the issuance of Additional Notes and related Subsidiary Guarantees to the extent otherwise permitted to be incurred under Section 4.09 hereof.
     Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by a Responsible Officer of the Trustee of an Officers’ Certificate and an Opinion of Counsel, the Trustee shall join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, liabilities or immunities under this Indenture or otherwise.
SECTION 9.02. With Consent of Holders of Notes.
     Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including Sections 3.09, 4.10 and 4.15 hereof), the Notes or the Subsidiary Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with the purchase of, or a tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).
     Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by a Responsible Officer of the Trustee of an Officers’ Certificate and an Opinion of Counsel, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
     It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
     After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes, or the Subsidiary Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
     (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver under any provision of this Indenture, the Notes or any Subsidiary Guarantee;
     (b) reduce the principal of or change the fixed maturity of any Note or alter or waive in any manner that adversely affects the rights of any Holder of Notes any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof and the related definitions;
     (c) reduce the rate of or change the time for payment of interest, including default interest, if any, on any Note;
     (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (e) make any Note payable in money other than that stated in the Notes;
     (f) make any change that adversely affects the rights of any Holder of Notes in the provisions of this Indenture relating to waivers of past Defaults or make any change to the rights of Holders of Notes to receive payments of principal of, or premium, if any, or interest, if any, on the Notes (except as permitted in clause (g) of this Section 9.02);
     (g) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 and 4.15 hereof); or
     (h) make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions.
SECTION 9.03. Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.
SECTION 9.04. Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
SECTION 9.05. Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, Etc.
     The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise. The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
ARTICLE X
GUARANTEES
SECTION 10.01. Subsidiary Guarantees.
     Subject to this Article X, each Guarantor hereby, jointly and severally, unconditionally guarantees on a senior basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Obligations of the Company hereunder and thereunder, that:
     (a) the principal of, and premium, if any, interest, if any, on, the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, and premium, if any, (to the extent permitted by law) interest, if any, on, the Notes, and all other payment Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and
     (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise.
     Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the Obligations of the Guarantors hereunder and under the Notes in the same manner and to the same extent as the Obligations of the Company hereunder and under the Notes. The Guarantors hereby agree that their Obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture or upon the release of such

Subsidiary Guarantee pursuant to Section 10.04 hereof. If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Note Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right to exercise any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby, except as provided under Section 10.05 hereof. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (ii) in the event of any declaration of acceleration of such Obligations as provided in Article VI hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor pursuant to Section 10.05 hereof after the Notes and the Obligations hereunder shall have been paid in full to the Holders under the Subsidiary Guarantees.

SECTION 10.02.	Execution and Delivery of Additional Subsidiary Guarantee or Supplemental Indenture; Notation of Subsidiary Guarantee.
     To effect any additional Subsidiary Guarantee set forth in Section 10.01 hereof, any future Guarantor shall execute and deliver a supplemental indenture substantially in the form of Exhibit B hereto, which supplemental indenture shall be entered into in accordance with Section 4.16 hereof and shall be executed on behalf of such Guarantor, by manual or facsimile signature, by an Officer of such Guarantor.
     To evidence its Subsidiary Guarantee set forth in Section 10.01 hereof, each Guarantor of a Note hereby agrees that a notation of such Subsidiary Guarantee substantially in the form set forth on Exhibit A hereof shall be endorsed by manual or facsimile signature of an Officer of such Guarantor or of the Company as attorney-in fact for such Guarantor on each such Note authenticated and delivered by the Trustee, and that this Indenture shall be executed on behalf of such Guarantor, by manual or facsimile signature, by an Officer of such Guarantor. For so long as a Subsidiary Guarantee of such Guarantor remains in full force and effect, each Guarantor hereby irrevocably appoints the Company as its attorney-in-fact for the purpose of executing in the name and on behalf of such Guarantor any endorsement of a notation of a Subsidiary Guarantee on any Note. If an Officer of the Company whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.
     Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding any failure to endorse on each or any Note a notation of such Subsidiary Guarantee.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.
     For so long as a Subsidiary Guarantee of such Guarantor remains in full force and effect, each Guarantor hereby irrevocably appoints the Company as its attorney-in-fact for the purpose of executing in the name and on behalf of such Guarantor any supplemental indenture to this Indenture, or consent to any such supplemental indenture, which the Company and the Trustee are authorized to enter into pursuant to Sections 9.01 or 9.02 of this Indenture.

SECTION 10.03. Guarantors May Consolidate, Etc., on Certain Terms.
     (a) Prior to the release of its Subsidiary Guarantee in accordance with the provisions of this Indenture, no Guarantor shall sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into, another Person (whether or not such Guarantor is the resulting, transferee or surviving Person) other than the Company or another Guarantor, unless (i) immediately after giving effect to such transaction, no Default or Event of Default exists and (ii) either: (A) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Company or another Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form of Exhibit B hereto, all of the Obligations of such Guarantor under this Indenture, the Notes and its Subsidiary Guarantee or (B) the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10 hereof.
     (b) In the case of any such sale, other disposition, consolidation or merger and upon the assumption by the resulting, transferee or surviving Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Exhibit B hereto, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such resulting, transferee or surviving Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All of the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.
SECTION 10.04. Releases.
     The Subsidiary Guarantee of a Guarantor shall be released:
     (a) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of this Indenture;
     (b) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of this Indenture;
     (c) if such Guarantor is a Restricted Subsidiary and the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;
     (d) upon Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article VIII hereof;
     (e) upon the liquidation or dissolution of such Guarantor provided that no Default or Event of Default has occurred and is continuing; or

     (f) following the occurrence of an Investment Grade Rating Event, at such time as such Guarantor does not have outstanding or guarantee Indebtedness in excess of a De Minimis Guaranteed Amount.
     Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions set forth in clauses (a) through (f) of the immediately preceding paragraph has occurred, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its Obligation under its Subsidiary Guarantee and this Indenture. Any Guarantor not released from its Obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of, and premium, if any, and interest, if any, on the Notes and for the other Obligations of such Guarantor under this Indenture as provided in this Article X.
SECTION 10.05. Limitation on Guarantor Liability; Contribution.
     For purposes hereof, each Guarantor’s liability under its Subsidiary Guarantee shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and this Indenture and (ii) the amount, if any, which would not have (A) rendered such Guarantor “insolvent” (as such term is defined in the Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (B) left such Guarantor with unreasonably small capital at the time its Subsidiary Guarantee of the Notes was entered into; provided that, it will be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to its Subsidiary Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of such Guarantor, otherwise proves in such a lawsuit that the aggregate liability of such Guarantor is the amount set forth in clause (ii) above. In making any determination as to solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors as set forth below, and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.
     In order to provide for just and equitable contribution among the Guarantors, the Guarantors shall agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Subsidiary Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to the Notes or any other Guarantor’s Obligations with respect to its Subsidiary Guarantee.
SECTION 10.06. Trustee to Include Paying Agent.
     In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article XI shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article XI in place of the Trustee.

ARTICLE XI
MISCELLANEOUS
SECTION 11.01. Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.
SECTION 11.02. Notices.
     Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Company or any Guarantor:
Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999
(and on and after June 8, 2009,
19100 Ridgewood Parkway
San Antonio, Texas 78259)
Attention: Corporate Secretary
With a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Kenneth Wallach, Esq.
If to the Trustee:
U.S. Bank National Association
535 Griswold, Suite 550
Detroit, Michigan 48226
Fax No.: (313) 963-9428
Attention: Corporate Trust Administration
     The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.
     All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
     Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
SECTION 11.03. Communication by Holders of Notes with Other Holders of Notes.
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
SECTION 11.04. Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
     (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
SECTION 11.05. Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:
     (a) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.06. Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
SECTION 11.07. No Personal Liability of Directors, Officers, Employees and Stockholders.
     No past, present or future director, officer, employee, manager, incorporator, partner, member or stockholder or other owner of Capital Stock of the Company or any of its Subsidiaries, or of any member, partner or stockholder of any such entity, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
SECTION 11.08. Governing Law.
     THIS INDENTURE, THE SUBSIDIARY GUARANTEES AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 11.09. No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 11.10. Successors.
     All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of each Guarantor in this Indenture and the Subsidiary Guarantees shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.
SECTION 11.11. Severability.
     In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 11.12. Counterpart Originals.
     The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
SECTION 11.13. Table of Contents, Headings, Etc.
     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Remainder of Page Intentionally Left Blank]

Dated as of June 5, 2009

TESORO CORPORATION
By:	/s/ Gregory A. Wright
	Name:	Gregory A. Wright
	Title:	Executive Vice President and Chief Financial Officer

GOLD STAR MARITIME COMPANY
TESORO ALASKA COMPANY
TESORO AVIATION COMPANY
TESORO COMPANIES, INC.
TESORO ENVIRONMENTAL RESOURCES
    COMPANY
TESORO FAR EAST MARITIME COMPANY
TESORO FINANCIAL SERVICES HOLDING
    COMPANY
TESORO MARITIME COMPANY
TESORO REFINING AND MARKETING COMPANY
TESORO TRADING COMPANY
TESORO VOSTOK COMPANY

By:	/s/ Gregory A. Wright
	Name:	Gregory A. Wright
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

TESORO HAWAII CORPORATION
By:	/s/ Gregory A. Wright
	Name:	Gregory A. Wright
	Title:	Executive Vice President, Chief Administrative Officer and Treasurer

Signature Page to the Indenture

TESORO NORTHSTORE COMPANY
By:	/s/ Charles S. Parrish
	Name:	Charles S. Parrish
	Title:	Executive Vice President, General Counsel and Secretary

TESORO SIERRA PROPERTIES, LLC TESORO SOUTH COAST COMPANY, LLC TESORO WEST COAST COMPANY, LLC By MANAGING MEMBER: TESORO REFINING AND MARKETING COMPANY

By:	/s/ Gregory A. Wright
	Name:	Gregory A. Wright
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

TESORO WASATCH, LLC
By:	/s/ Gregory A. Wright
	Name:	Gregory A. Wright
	Title:	Manager and Executive Vice President, Chief Financial Officer and Treasurer

SMILEY’S SUPER SERVICES, INC.
By:	/s/ P. Scott Rammell
	Name:	P. Scott Rammell
	Title:	Vice President, General Counsel and Secretary

Signature Page to the Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ James Kowalski
	Name:	James Kowalski
	Title:	Vice President-Account Manager

Signature Page to the Indenture

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE — ADDITIONAL SUBSIDIARY GUARANTEES

EXHIBIT A
[Insert the Global Note Legends, if applicable, pursuant to the provisions of the Indenture]
[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE II OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF TESORO CORPORATION OR ANY SUCCESSOR THERETO.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE), TO TESORO CORPORATION OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
[Insert the OID Legend, if applicable, pursuant to the provisions of the Indenture]
[THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: TESORO CORPORATION, 300 CONCORD PLAZA DRIVE, SAN ANTONIO, TEXAS 78216-6999 (AND ON AND AFTER JUNE 8, 2009, 19100 RIDGEWOOD PARKWAY, SAN ANTONIO, TEXAS, 78259), ATTENTION: GREGORY A. WRIGHT.]

(Face of Note)
CUSIP: 881609AW1
ISIN: US881609AW18
9.75% Senior Notes due 2019

No. ___	Principal Amount at Maturity: U.S. $
TESORO CORPORATION
Tesoro Corporation, a Delaware corporation (the “Company”) promises to pay to                     , or registered assigns, the principal sum of                      Dollars on June 1, 2019, [or such greater or lesser amount as may be indicated on Schedule A hereto].1
Interest Payment Dates: June 1 and December 1, commencing on December 1, 2009.
Record Dates: May 15 and November 15.
Additional provisions of this Note are set forth on the other side of this Note.

[1]	If this Note is a Global Note, include this provision.

TESORO CORPORATION
By:
Name:
Title:

This is one of the Global Notes referred
to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:		Dated:

Authorized Signatory

(Back of Note)
9.75% Senior Notes due 2019
     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     1. Interest. Tesoro Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 9.75% per annum, from June 5, 2009 until maturity. The Company will pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from date of authentication; provided, further, that the first Interest Payment Date shall be December 1, 2009. The Company shall pay interest (including postpetition interest in any proceeding under the Bankruptcy Code) on overdue principal and premium, if any, from time to time on demand at the rate borne on the Notes; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 15 and November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
     4. Indenture. The Company issued the Notes under an Indenture dated as of June 5, 2009 (“Indenture”) among the Company, the Guarantors and the Trustee, as the same may be amended, modified or supplemented from time to time. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company.

     5. Optional Redemption.
     (a) Except as set forth in subparagraph (b) and subparagraph (c) of this paragraph 5, the Notes shall not be redeemable at the Company’s option prior to June 1, 2014. Thereafter, the Notes will be subject to redemption at any time and from time to time at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning June 1 of the years indicated below:

Year	Percentage
2014	104.875%
2015	103.250%
2016	101.625%
2017 and thereafter	100.000%
     (b) Notwithstanding the foregoing, at any time and from time to time before June 1, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding Notes (which amount includes Additional Notes) issued under this Indenture at a redemption price of 109.750% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the redemption date, with the net cash proceeds (other than Designated Proceeds) of any one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes initially issued under this Indenture (which amount excludes Additional Notes) remain outstanding immediately after each such redemption; and provided, further, that each such redemption shall occur within 120 days of the date of the closing of such Equity Offering.
     (c) Notwithstanding the foregoing, at any time and from time to time prior to June 1, 2014, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to such Notes plus accrued and unpaid interest, if any, thereon, to the redemption date.
     6. Mandatory Redemption. The Company shall not be required to make mandatory redemption payments with respect to the Notes.
     7. Repurchase at Option of Holder.
     (a) Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to a Change of Control Offer described in the Indenture at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase (the "Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall mail to each Holder a notice setting forth the procedures governing such Change of Control Offer as required by the Indenture.
     (b) If the Company or a Restricted Subsidiary consummates any Asset Sales and the aggregate amount of Excess Asset Sale Proceeds exceeds $30.0 million, the Company will commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture and the holders of any Senior Indebtedness that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in the Indenture to purchase on a pro rata basis (with the Excess Asset Sale Proceeds prorated between the Holders of Notes and such holders of pari passu Indebtedness based upon outstanding aggregate principal amounts or accreted values) the maximum principal amount of the Notes and such other Indebtedness that may be purchased or prepaid, as applicable, out of the prorated Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value) thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount (or accreted value) of Notes and other Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Sale Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Asset Sale Proceeds for general corporate purposes and any other purpose not prohibited by the Indenture. If the aggregate principal amount (or accreted value) of Notes and such other Indebtedness surrendered by holders thereof exceeds the amount of the prorated Excess Asset Sale Proceeds, the Company shall select the Notes and such other Indebtedness to be purchased on a pro rata basis based on the principal amount or accreted value tendered. Upon completion of the Asset Sale Offer, the amount of Excess Asset Sale Proceeds shall be reset at zero.
     (c) Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.
     8. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part in whole multiples of $1,000; provided that the unredeemed principal amount of such Notes is not less than $2,000. On and after the redemption date, and interest, ceases to accrue on Notes or portions thereof called for redemption.
     9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
     10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Company’s or any Guarantor’s Obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, including the addition of any required co-issuer of Notes; to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights of any Holders under the Indenture; to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, to evidence or provide for the acceptance of appointment of a successor Trustee or to add any additional Events of Default; to secure the Notes; to conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of the Description of the Notes section of the Prospectus to the extent that such provision in the Description of the Notes was intended to be a recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees; or to provide for Additional Notes and related Subsidiary Guarantees.
     12. Defaults and Remedies. Events of Default include: (a) default in the payment when due of interest on the Notes and such default continues for a period of 30 days after written notice is given to the Company as provided in the Indenture; (b) default in the payment when due of principal of, or premium, if any, on, the Notes; (c) failure by the Company or any of its Restricted Subsidiaries to comply with any of the provisions of Sections 4.15 and 5.01 of the Indenture and such failure continues for 30 days after written notice is given to the Company as provided in the Indenture; (d) failure by the Company or any of its Restricted Subsidiaries to comply with any other agreement in the Indenture or Notes (other than a failure that is subject to clause (a), (b) or (c) above) and such failure continues for 60 days after written notice is given to the Company as provided in the Indenture; (e) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $30.0 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within 10 Business Days after the running of such grace period or the occurrence of such acceleration; (f) subject to Section 4.17 of the Indenture, a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries, and such judgment or judgments remain unpaid, unstayed or undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such unpaid or undischarged judgments exceeds $30.0 million (excluding amounts covered by insurance); (g) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries that, when taken together, would constitute a Significant Subsidiary or any of its Significant Subsidiaries; or (h) except as permitted in the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of termination of the Indenture or the release of such Subsidiary Guarantee in accordance with the Indenture). If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. In the case of an Event of Default specified in clause (e) of this paragraph, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the Holders of the Notes, if within 60 days after such Event of Default first arose the Company delivers an Officers’ Certificate to the Trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (2) the holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of such Notes as described above be annulled, waived or rescinded upon the happening of any such events. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     13. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for, the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
     14. No Recourse Against Others. A director, officer, employee, manager, incorporator, partner, member or stockholder of the Company or any Subsidiary of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or Guarantors under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
     15. Authentication. This Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee or an authenticating agent.
     16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     17. [Reserved].
     18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216

(and on an after June 8, 2009,
19100 Ridgewood Parkway
San Antonio, Texas 78259)
Attention: Vice President, Finance and Treasurer.
     20. Governing Law. THE INDENTURE, THE SUBSIDIARY GUARANTEES AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Remainder of Page Intentionally Left Blank]

Assignment Form
To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:

(Sign exactly as your name appears on the face of this Note)
SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible
guarantor institution” meeting the requirements of
the Registrar, which requirements include membership
or participation in the Security Transfer Agent
Medallion Program (“STAMP”) or such other “signature
guarantee program” as may be determined by the
Registrar in addition to, or in substitution for,
STAMP, all in accordance with the Securities Exchange
Act of 1934, as amended.

Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:
          ☐ Section 4.10                ☐Section 4.15
     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:
          $

Date:
Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible
guarantor institution” meeting the requirements of
the Registrar, which requirements include membership
or participation in the Security Transfer Agent
Medallion Program (“STAMP”) or such other “signature
guarantee program” as may be determined by the
Registrar in addition to, or in substitution for,
STAMP, all in accordance with the Securities Exchange
Act of 1934, as amended.

SCHEDULE A
EXCHANGES OF INTERESTS IN THE GLOBAL NOTE***
     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal
	Amount of	Amount of	Amount of this	Signature of
	decrease in	increase in	Global Note	authorized
	Principal	Principal	following such	signatory of
Date of	Amount of this	Amount of this	decrease (or	Trustee or Note
Exchange	Global Note	Global Note	increase)	Custodian

***	This Schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF SUPPLEMENTAL INDENTURE
ADDITIONAL SUBSIDIARY GUARANTEES
     SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ___, 20___among Tesoro Corporation, a Delaware corporation (the “Company”), [name of New Guarantor] (the “New Guarantor”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).
WITNESSETH
     WHEREAS, the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented and in effect, the “Indenture”), dated as of June 5, 2009, pursuant to which the Company has issued an aggregate principal amount of $300,000,000 of 9.75% Senior Notes due 2019 (the “Notes”);
     WHEREAS, Article X of the Indenture provides that under certain circumstances the Company may or must cause certain of its Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture as a Guarantor thereunder.
     3. No Recourse Against Others. No past, present or future director, officer, employee, manager, incorporator, partner, member, agent, shareholder or other owner of Capital Stock of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

     5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the New Guarantor.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated:

TESORO CORPORATION
By:
Name:
Title:

[NEW GUARANTOR]
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

B-2